SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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THE SANDS REGENT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T  H  E    S  A  N  D  S    R  E  G  E  N  T

345 NORTH ARLINGTON AVENUE

RENO, NEVADA 89501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 7, 2005

To Our Shareholders:

The annual meeting of shareholders of The Sands Regent will be held at 10:00 a.m., on November 7, 2005, at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada, for the following purposes:

1. To elect a board of seven directors to serve until our next annual meeting and until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the meeting and any adjournments thereof.

The board of directors has fixed the close of business on September 23, 2005, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

By Order of the board of directors,

Pete Cladianos III
Secretary

Reno, Nevada

October 3, 2005

THE SANDS REGENT

345 North Arlington Avenue

Reno, Nevada 89501

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 7, 2005

This proxy statement and accompanying proxy are furnished to shareholders of The Sands Regent in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada, on November 7, 2005 at 10:00 a.m. and at any and all adjournments or postponements of the annual meeting.

All shares of our common stock which are entitled to vote and are represented at the annual meeting by properly executed proxies received at or prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR the election of all nominees to our board of directors named below. If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment. This proxy statement and the accompanying proxy card, together with a copy of our 2005 Annual Report, is being mailed to our shareholders on or about October 5, 2005.

Execution and delivery of the enclosed proxy will not affect the right of any person to attend the annual meeting and vote in person. Any shareholder of record has the power to revoke its proxy at any time before it is voted by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501. The presence of a shareholder of record at the annual meeting will not operate to revoke a proxy, but the casting of a ballot by a shareholder of record who is present at the annual meeting will revoke a proxy as to the matter on which the ballot is cast. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder, your broker. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.

Solicitation Expenses

The cost of this solicitation will be borne by us. In addition to the use of the mails, our officers, directors and other regular employees, without additional compensation, may also solicit proxies personally or by other appropriate means. Following the original mailing of the proxies and other soliciting materials, our employees or agents will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Voting Securities and Votes Required

Only shareholders of record at the close of business on September 23, 2005 will be entitled to vote at the annual meeting. The outstanding voting securities of the company on that date were 7,089,804 shares of $0.10 par value common stock, which shares were held by 214 holders of record. Each outstanding share or our common stock will be entitled to one vote.

The votes cast by proxy or in person at the annual meeting will be counted by persons appointed by us to act as election inspectors for the annual meeting. In order to constitute a quorum for the conduct of business at the annual meeting, shares representing a majority of the outstanding shares of our common stock entitled to be cast at the annual meeting must be represented in person or by proxy at the annual meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”), those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum.

For the election of the nominees to our board of directors, the seven nominees receiving the highest vote totals will be elected. Accordingly, abstentions will not affect the outcome of the election of the nominees to the board of directors. The election of directors is a matter on which a broker or nominee has discretionary voting authority. As a result, no broker non-votes will result from this proposal. Shareholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR:

•	election of each of the seven nominees (named in this proxy statement) to our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 23, 2005, the amount and percentage of the outstanding shares of our common stock which, according to the information furnished to us, are beneficially owned by:

•	each shareholder known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of the board of directors, including the nominees for election at the annual meeting;

•	our Named Officers, as defined below; and

•	all current executive officers and directors as a group.

The number and percentage of shares beneficially owned is based on 7,089,804 shares outstanding as of September 23, 2005. Beneficial ownership includes any shares as to which the shareholder has voting power or investment power and any shares that the shareholder has the right to acquire within 60 days of the record date, through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the table or the footnotes, each shareholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares shown as beneficially owned.

Beneficial Owner	Shares Beneficially Owned	Percent of Class
Directors and Named Officers
Jon N. Bengtson (1)	52,502	*
Louis J. Phillips (1)	55,000	*
Larry Tuntland (1)	55,000	*
David R. Grundy (1)	22,500	*
Doug Hayes (1)	17,500	*
Ferenc B. Szony (1)(2)(5)	260,000	3.54%
Pete Cladianos III (4)	26,909	*
Robert J. Medeiros (1)(2)(5)	100,000	1.39%
Cornelius Klerk (2)	5,000	*

All executive officers and directors as a group (9 persons)	594,411	7.80%

5% Beneficial Holders
Pete Cladianos, Jr. (3) 345 N. Arlington Ave. Reno, Nevada 89501	862,172	12.16%
Deborah Lundgren (6) c/o Doug Damon, CPA 5301 Longley Lane, Bldg. D-142 Reno, Nevada 89511	823,324	11.61%
David Belding (7) P.O. Box 19278 Jean, Nevada 89019	705,537	9.90%

*	Less than 1%
(1)	Includes 30,000, 55,000, 55,000, 22,500, 17,500, 250,000 and 90,000 shares subject to options, which are presently exercisable or exercisable within 60 days of September 23, 2005 by Jon N. Bengtson, Louis J. Phillips, Larry Tuntland, David R. Grundy, Doug Hayes, Ferenc B. Szony and Robert J. Medeiros, respectively. Also includes 10,000 and 5,000 unvested restricted shares held by Messrs. Szony and Medeiros, respectively.
(2)	This individual is also an executive officer of the Company.
(3)	Includes shares held in trusts for the benefit of Pete Cladianos III, Antonia Cladianos II, Leslie Cladianos, and Allison Cladianos. Mr. Cladianos, as trustee for such trusts, exercises sole voting and investment power.

(4)	Includes 10,000 shares held subject to options and 16,909 shares in a trust for the benefit of Bradley Cladianos, son of Pete Cladianos III.
(5)	Includes restricted stock granted on September 1, 2005 to Messrs. Szony and Medeiros of 10,000 shares and 5,000 shares of Company stock, respectively.
(6)	Represents shares held by Ms. Lundgren and in various trusts for the benefit of her children as to which Ms. Lundgren is the trustee. Ms. Lundgren is the daughter of Katherene Latham, former Chairman of the board of directors, and niece of Pete Cladianos, Jr., former Vice Chairman of the board of directors.
(7)	Based on Schedule 13G dated March 25, 2004 as revised for debt to equity conversions by Mr. Belding. Mr. Belding currently owns 668,711 shares of Company common stock. The table includes an additional 36,826 shares of common stock deemed beneficially owned by Mr. Belding through his ownership of debt convertible into 77,301 shares of common stock and a warrant to purchase 100,000 shares of common stock. If Mr. Belding converted all such shares and exercised such warrant, he would hold 11.64% of outstanding shares, however, he is limited by agreement to ownership of not more than 9.9% of the Company’s outstanding shares.

EXECUTIVE OFFICERS

The following persons serve as our executive officers, and hold the following titles, as of September 23, 2005:

Name	Title
Ferenc B. Szony	President and Chief Executive Officer
Robert Medeiros	Chief Operating Officer and Executive Vice President
Cornelius T. Klerk	Chief Financial Officer

Set forth below are descriptions of the backgrounds of the executive officers and their principal occupations for at least the past five years. We are not aware of any family relationships between any of the foregoing executive officers or between any executive officer and any nominee for election as director.

FERENC B. SZONY (age 50) was appointed as our President and Chief Executive Officer and a director of the Company in December 1997. From June 1981 to March 1997, Mr. Szony served in several executive positions within the Hilton Hotel Corporation, last serving as President of the Reno Hilton Resort from November 1994 to March 1997. Mr. Szony was an independent gaming consultant just prior to starting with us.

ROB MEDEIROS (age 40) was appointed as an officer of the Company in June 2002 and currently serves as our Chief Operating Officer, a position he has held since June 2002, and an Executive Vice President, a position he has held since April 1, 2005. From May 2004 to March 2005, Mr. Medeiros served as our Chief Financial Officer. From June 1998 through May 2002, prior to the Company’s acquisition of Gold Ranch Casino and RV Resort, Mr. Medeiros served its General Manager and was a shareholder. From July 1987 until June 1998, Mr. Medeiros served as a gaming industry lender and in other commercial lending capacities for Wells Fargo and First Interstate Bank.

CORNELIUS (“CORY”) T. KLERK (age 51) was appointed as our Chief Financial Officer in March 2005. From August 2004 to March 2005, Mr. Klerk served as Chief Financial Officer of GameTech International, Inc., a public company engaged in the design and manufacture of electronic bingo devices. From July 2003 until July 2004, Mr. Klerk served as the Vice President of Finance for Aristocratic Technologies, Inc. the Americas Division of Aristocrat Leisure Limited, an Australian public company that designs and manufactures electronic gaming devices. In addition from July 2000 until June 2003, Mr. Klerk served as Vice President—Finance of Silverton Hotel Casino in Las Vegas, private hotel casino operator. With over 28 years in the gaming entertainment industry, his past experience includes financial management positions with Harrah’s Entertainment and Hilton Hotels Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation of Named Officers

The following table sets forth information concerning the compensation for services in all capacities to the Company, for the fiscal years ended June 30, 2005, 2004 and 2003, of those persons who were, respectively, at June 30, 2005 (i) the Company’s Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company whose annual salary and bonus for the fiscal year ended June 30, 2005 exceeded $100,000 (collectively, the “Named Officers”).

Summary Compensation Table

Long-Term Compensation Awards
	Annual Compensation				Securities Underlying Options	Restricted Stock Awards (5)	All Other Compensation
Name and Principal Position	Year	Salary	Bonus
Ferenc B. Szony President and Chief Executive Officer	2005 2004 2003	$370,000 370,000 370,000	$99,160 220,000 427,034	(1) (3)	0 0 0	10,000 0 0	$0 33,800 0	(6)

Robert Medeiros Chief Operating Officer	2005 2004 2003	190,000 178,366 165,770	50,920 125,000 100,619	(2) (4)	0 60,000 60,000	5,000 0 0	624 1,320 490	(7) (7) (7)

(1)	Mr. Szony’s bonus for 2005 was based on fiscal 2005 performance. Amount includes $19,832 to be paid in August 2006 and $19,832 to be paid in August 2007, provided he is still employed by the Company.
(2)	Mr. Medeiros’ bonus for 2005 was based on fiscal 2005 performance. Amount includes $10,184 to be paid in August 2006 and $10,184 to be paid in August 2007, provided he is still employed by the Company.
(3)	Mr. Szony’s bonus for 2004 was based on fiscal 2004 performance. Amount includes $40,000 paid in August 2005 and $40,000 to be paid in August 2006, provided he is still employed by the Company.
(4)	Mr. Medeiros’ bonus for 2004 was based on fiscal 2004 performance. Amount includes $25,000 paid in August 2005 and $25,000 to be paid in August 2006, provided he is still employed by the Company.
(5)	Represents restricted shares granted on September 1, 2005 to Messrs. Szony and Medeiros with a market value on the date of grant of 100,000 and 50,000 shares, respectively.
(6)	Represents an automobile purchased for Mr. Szony by the Company.
(7)	Represents amount treated as compensation on an automobile provided to Mr. Medeiros and leased by the Company.

Stock Options Granted in the Last Fiscal Year

No options were granted to Named Officers during fiscal year ended June 30, 2005.

Stock Options Exercised in the Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth information with respect to each Named Officer concerning the exercise of options during fiscal 2005 and, based upon the fair market value of our common stock as of June 30, 2005, stock options held as of the end of fiscal 2005.

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ferenc B. Szony	0	$0	250,000	0	$2,168,800	$0
Robert Medeiros	0	0	90,000	90,000	570,900	453,300

(1)	Determined by calculating the spread between the fair market value of our common stock on the date of exercise and the exercise price of the options.

(2)	Based on the closing sales price of our common stock ($10.00) on NASDAQ on June 30, 2005, minus the exercise price of the in-the-money options, multiplied by the number of shares to which the in-the-money option relates.

Employment and Other Arrangements

Mr. Ferenc B. Szony entered into an employment agreement with The Sands Regent on June 22, 2005, pursuant to which Mr. Szony agreed to serve as our President and Chief Executive Officer. The agreement became effective April 1, 2005 and supersedes all prior agreements. The agreement will remain in effect until Mr. Szony’s employment is terminated or as mutually agreed by the parties. Under the terms of the agreement, Mr. Szony is paid a base salary of $370,000 per annum, to be reviewed and adjusted annually by the Compensation Committee of the board of directors, but not less than $370,000. Mr. Szony is also eligible to receive an annual bonus pursuant to the Company’s management bonus program as set annually and is entitled to participate, at the discretion of the Compensation Committee, in the Company’s equity incentive plan.

The agreement with Mr. Szony also provides that his employment may be terminated by us for reasons of death, disability, or cause (as defined in the employment agreement) or by Mr. Szony upon 90 days notice. In addition, the Company may terminate the agreement for any reason or for no reason upon written notice of termination. In the event of termination by the Company (other than for cause) or termination due to disability, compensation will continue to be paid to Mr. Szony for twelve months. In the event of a change of control, Mr. Szony’s employment and this agreement will be extended for two years from the date of the change of control.

Mr. Robert Medeiros entered into an employment agreement with the Company on June 22, 2005, pursuant to which Mr. Medeiros agreed to serve as our Executive Vice President and Chief Operating Officer. The agreement became effective on April 1, 2005 and supersedes all prior agreements. The agreement will remain in effect until Mr. Medeiros’s employment is terminated or as mutually agreed by the parties. Under the terms of the agreement, Mr. Medeiros is paid a base salary of $190,000 per annum, to be reviewed and adjusted annually by the board of directors, but not less than $190,000. Mr. Medeiros is also eligible to receive an annual bonus pursuant to the Company’s management bonus program as set annually by the Compensation Committee and is entitled to participate, at the discretion of the Compensation Committee, in the Company’s equity incentive plan.

The agreement with Mr. Medeiros also provides that his employment may be terminated for reasons of death, disability, or cause (as defined in the employment agreement) or by Mr. Medeiros upon 90 days notice. In addition, the Company may terminate the agreement for any reason or for no reason upon written notice of termination. In the event of termination by the Company (other than for cause) or termination due to disability, compensation will continue to be paid to Mr. Medeiros for twelve months. In the event of a change of control, Mr. Medeiros’s employment and this agreement will be extended for two years from the date of the change of control.

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

General

The Compensation and Governance Committee of the board of directors (the “Compensation Committee”), whose present members are David R. Grundy, Larry Tuntland and Louis J. Phillips, is empowered, pursuant to our bylaws, to determine the compensation of all executive officers, including equity based compensation.

The Compensation administers our Amended and Restated Stock Option Plan for Executives, Key Employees, Consultants and Directors and our 2004 Equity Incentive Plan. The members of the Compensation Committee are non-employee directors within the meaning of Rule 16b-3.

The Compensation Committee makes recommendations to the board of directors regarding the compensation payable to Mr. Bengtson, as the Chairman of the board, and for Mr. Szony, the President and other Executive Officers. The board then reviews these recommendations and determines the compensation payable. Executive Officers do not participate in any board discussion or decision relative to their respective compensation.

Our executive compensation policy and philosophy is multifaceted. Our compensation program seeks to:

•	provide salaries that are competitive in the marketplace and designed to attract and retain highly-qualified executives;

•	closely link certain compensation received by individuals to our performance and, in certain instances, the achievement of individual goals; and

•	establish motivational incentives by providing the executive with a financial interest in our success similar to the interests of our shareholders.

Consistent with our philosophy, our current compensation plan involves a combination of:

•	salary and bonuses, to reward short-term performance; and

•	grants of restricted stock or stock options, to encourage and reward longer-term performance.

The key performance criterion in determining bonus payments is the level of income from operations attained by us. Appropriate adjustments are considered, from time to time, to take into account market conditions and other factors impacting our performance. The management responsibilities of our executives and other management, as well as individual performances are given consideration. For fiscal 2005, we exceeded our target performance at one property, but fell short at the other two, hence, overall bonuses achieved were less than our target. Pursuant to our management bonus program, achievement at less than target results in either no bonus paid or a partial bonus as the Compensation Committee deems appropriate in light of circumstances, including the attainment of certain strategic objectives and other non-financial goals. For fiscal 2005, management bonus program participants either received no bonus or a partial bonus depending primarily on the results of each business unit. Factors considered by the Compensation Committee in awarding a partial bonus included the size of the shortfall to the overall operating target, and other strategic accomplishments. Management bonus program participants with multi-business unit responsibilities received a blended bonus percentage, if any.

As an incentive for continued service with the Company, bonuses earned by our Named Officers for fiscal 2005 are payable in installments with approximately 60% of the bonus paid in August 2005, approximately 20% payable in August 2006 and approximately 20% payable in August 2007, conditioned upon continued employment through the installment payment date. See “Compensation of Executive Officers.”

Historically, our primary long-term incentive program has consisted of granting stock options to encourage achievement of long-term goals and objectives consistent with results that benefit our shareholders. Primarily as a result of the Financial Accounting Standards Board issuing Statement of Financial Accounting Standards

(“SFAS”) No. 123 (Revised) in December 2004, which requires the expensing of stock options, the Compensation Committee changed the incentive program to an emphasis on restricted stock grants, in lieu of stock options. Restricted stock grants were determined to be consistent with the Compensation Committee’s philosophy and objectives. These objectives include:

•	operating profitability;

•	earnings per share growth;

•	return on invested capital; and

•	return on shareholders’ equity.

On September 1, 2005, the Compensation Committee resolved to give the Executive Officers and certain management an initial grant of restricted shares of Company stock primarily representing compensation for past service. The majority of the Executive Officers and other management had not been granted options or equity incentive compensation in several years. The Compensation Committee plans to award restricted stock annually to Executive Officers and other management with performance criteria substantially consistent with the overall management bonus program, but would be incremental to the current bonus program which is cash-based. The Committee also resolved the restricted stock portion of the program would approximate 40% of the overall management bonus incentive program, subject to change at the discretion of the Committee.

In determining restricted stock or stock option grants, the Compensation Committee may also take into account such other factors as it deems appropriate to a determination of the individual’s value to the Company and his potential contribution to our long-term success. The Compensation Committee issues all stock options at exercise prices of not less than the market value of our Common Stock on the date of grant, ensuring that any value derived from such options will depend on subsequent increases in share value realized by our shareholders in general. Restricted stock awards are subject to forfeiture, which lapses in four equal annual installments of 25% on each anniversary of the grant date.

The Compensation Committee has established certain parameters for the 2006 bonus program with respect to the Executive Officers (CEO, CFO and COO). The 2006 bonuses will be earned, if at all, based on actual company performance on a consolidated basis against target for operating income (net of corporate expenses). Performance at less than 90% of target results in no cash or equity awards, performance at 90% or more of target results in increasing amounts of award (cash and equity), with 90% of target paying 50% of bonus opportunity, 100% of target paying 100% of bonus opportunity, and 125% or more of target paying 150% of bonus opportunity. Each executive officer’s bonus opportunity is 67% of his base salary of which approximately 60% would be in cash and 40% in restricted stock awards. The earned bonus will be determined by the board upon recommendation of the Compensation Committee after the end of the fiscal year and upon review of fiscal and personal performance. In making its final recommendations to the board, the Compensation Committee will also take into account advancement of strategic goals, teamwork among the management team, accomplishment of specific projects and tasks, and any other factors considered relevant by the Compensation Committee. All cash bonuses earned for 2006 will be paid 75% at the time of determination and 25% one year later, conditioned upon continued employment with the Company at such later date.

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) denies a deduction to any publicly-held corporation for compensation paid to any “covered employee” (which are defined as the Chief Executive Officer and the Company’s other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year. Compensation that qualifies as “performance based compensation”, however, is excludable in applying the $1 million limit. Although the present compensation paid by us to any “covered employee” is less than the $1 million limit, it is our policy to qualify compensation paid to our top executives to maximize the Company’s income tax deductions to the extent that so qualifying the compensation is not inconsistent with the Company’s fundamental compensation policies. Our 2004 Equity Incentive Plan for Executives, Key Employees, Consultants, and Directors permits us, at our discretion, to grant options that qualify as performance-based compensation under Section 162(m) of the Code.

Compensation to Chief Executive Officer

During the fiscal year ended June 30, 2005, the compensation of our Chief Executive Officer, Ferenc B. Szony, was a base salary of $370,000, pursuant to his employment agreement. Under our 2005 bonus program, Mr. Szony was also eligible to receive an annual base bonus of 40% of his base salary in the event we attained a certain level of income from operations, which could be increased by up to 200% if we achieved certain higher levels. In fiscal 2005, Mr. Szony earned a partial $99,160 performance bonus based primarily upon our financial performance. Factors considered by the Compensation Committee in awarding a partial bonus included the size of the shortfall to the overall operating target, the status of pending acquisitions, and other strategic accomplishments. For the foregoing reasons, the bonus paid to our President and CEO was 67% of his specified standard bonus opportunity. Due to concerns regarding proper cash management and as an incentive for continued service with us, the 2005 bonus is payable in installments, with $50,920 paid in August 2005, and the balance of $39,664 payable in two installments, August 2006 and 2007, and conditioned upon Mr. Szony’s continued employment on such dates. In addition, on September 1, 2005, Mr. Szony was granted 10,000 shares of restricted stock, which vests 25% per year over four years, and with a market value of $100,000 on the date of grant.

Mr. Szony and Compensation Committee (as approved by the board of directors) entered into a new contract primarily to clarify what constituted a change in control of the Company and what specifically were the provisions. The Compensation Committee wished to retain Mr. Szony and new terms were developed which provide Mr. Szony be guaranteed two years employment should a change of control of the Company, as defined, occur.

This Compensation and Governance Committee Report was submitted on September 24, 2005.

COMPENSATION AND GOVERNANCE COMMITTEE

David R. Grundy

Larry Tuntland

Louis J. Phillips

BOARD OF DIRECTORS

Jon N. Bengtson

Louis J. Phillips

Larry Tuntland

David R. Grundy

Douglas M. Hayes

Ferenc B. Szony

Pete Cladianos III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation and Governance Committee are David R. Grundy, Larry Tuntland, and Louis J. Phillips. None of such persons is an officer or employee of the Company or any of our subsidiaries. During fiscal 2005, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation and Governance Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is comprised of independent directors as required by the listing standards of NASDAQ. The Audit Committee reviews and approves the Audit Committee Charter annually following the annual meeting or at such other times as deemed appropriate by the Audit Committee.

As set forth in more detail in the charter, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities and its primary duties fall into three broad categories, which are to:

1. Serve as an independent and objective party to monitor our financial reporting process and internal control systems.

2. Review and appraise the audit efforts of our independent auditor and internal audit department.

3. Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department and the board of directors.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of our financial statements, the Audit Committee met with both management and our independent auditor to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. The Audit Committee’s review included discussion with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Finally, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the independent auditor.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in the matters involving auditing or accounting. In the performance of their duties, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management and by the independent auditor.

On the basis of these reviews and discussions, the Audit Committee recommended to the board of directors that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the SEC.

Submitted on September 24, 2005, by the members of the Audit Committee of the board of directors.

Douglas M. Hayes

Larry Tuntland

David R. Grundy

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The fees billed by Deloitte & Touche LLP, our independent public accountants, with respect to the years ended June 30, 2004 and June 30, 2005 were as follows:

Audit Fees.    The aggregate fees billed and anticipated to be billed for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the fiscal years 2004 and 2005, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the applicable year were approximately $83,500 and $127,100 for fiscal 2004 and fiscal 2005, respectively.

Audit Related Fees.    The aggregate fees billed for services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements for the fiscal years 2004 and 2005 were approximately $54,000 and $57,000, respectively. Audit related fees consisted primarily of review and consent of SEC filings required in the company’s issuance of common stock to private investors, review of the company’s acquisition of Rail City Casino, and re-performance work of the company’s internal controls required by Nevada Gaming authorities.

Tax Fees.    We did not engage Deloitte & Touche for tax compliance, tax advice or tax planning for fiscal years 2004 and 2005, respectively.

Financial Information Systems Design and Implementation Fees.    We did not engage Deloitte & Touche LLP to provide advice to us regarding financial information systems design and implementation during fiscal 2004 or fiscal 2005.

All Other Fees.    We did not engage Deloitte & Touche LLP for any other services and did not pay Deloitte & Touche LLP any other fees for fiscal years 2004 and 2005.

The Audit Committee has reviewed the non-audit services provided by Deloitte & Touche LLP and determined that the provision of these services during fiscal 2005 is compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-Approval Policy.    The Audit Committee pre-approves all audit and permissible non-audit fees, provided, however, the Audit Committee has adopted a policy that authorizes a certain amount of fees per year to be paid to Deloitte & Touche LLP in performing services related to (i) acquisition and due diligence matters, and (ii) consultation and accounting treatment issues, without obtaining such pre-approval.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte & Touche LLP was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total shareholder return of the Company’s common stock during the previous five years in comparison to the cumulative total return on the NASDAQ Stock Market-U.S. Index and the Dow Jones Casinos index. The comparisons are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

THE SANDS REGENT

Total Return

July 1, 2000—June 30, 2005

*	$100 invested on June 30, 2000 in stock or index. Fiscal year ending June 30.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the SEC and the NASDAQ stock market. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such forms received by us with respect to fiscal 2005 or representations from certain reporting persons, the Insiders complied with all Section 16(a) filing requirements.

RELATED PARTY TRANSACTIONS

Mr. Pete Cladianos III, one of our directors and our corporate Secretary, is an associate with the law firm of Zeh, Saint-Aubin, & Spoo, a firm which represented us on legal matters during the fiscal years ended June 30, 2004 and June 30, 2005. The total amount billed by this law firm and paid by us during these fiscal years amounted to approximately $132,000 and $60,000, for fiscal 2004 and fiscal 2005, respectively.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Articles of Incorporation allow for not less than three and no more than nine directors. Effective as of the 2004 annual meeting of shareholders, directors are to be elected at each annual meeting of shareholders and hold office until their successors are duly elected and qualified at the next annual meeting of shareholders. The board is currently comprised of seven members. Our board of directors has nominated the seven persons set forth below for re-election as directors at the annual meeting, each of whom is a continuing director. All nominees have consented to serve if elected. We do not anticipate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the annual meeting, proxies will be voted for another nominee or nominees selected by our board of directors.

The nominees are as follows:

Name	Director Since	Position with the Company
Jon N. Bengtson	1984	Director, Chairman of the Board
Louis J. Phillips	1998	Director
Larry Tuntland	1999	Director
David R. Grundy	2002	Director
Douglas M. Hayes	2003	Director
Ferenc B. Szony	1997	Director, President and Chief Executive Officer
Pete Cladianos III	1985	Director, Secretary

Set forth below are descriptions of the backgrounds of the nominees and their principal occupations for at least the past five years. For a description of the background for Mr. Szony, see “Executive Officers.”

Jon N. Bengtson (age 61) has been a director of the company since August, 1984 and has served as Chairman of the Board of Directors since December 2002. Since December 1993, Mr. Bengtson has been employed by Radica Games, Limited in various positions and has served as Chairman of the board of directors of Radica since January 1996. Radica is an electronic toy manufacturer. Additionally, from January 1998 to October 2001, Mr. Bengtson held various positions with Sharegate, Inc., a telecommunications company, including director and Chief Financial Officer. From January 1996 to January 1998, Mr. Bengtson served as Executive Vice President and Chief Operating Officer of the Company. Mr. Bengtson currently serves as Chairman of the board of directors and Chairman of the Audit Committee of Altair Nanotechnologies, Inc., a developer of nano-materials and nano-based products. Radica Games, Limited and Altair Nanotechnologies, Inc. are both public companies.

Louis J. Phillips (age 67) has served as our director and management consultant since May 1998. Since 1995, Mr. Phillips has served as a faculty member of the University of Nevada, Reno Executive Development Program. At the University of Nevada, he was the first Mead Dixon Distinguished Professor of Management. Mr. Phillips has spent much of his career as a senior gaming industry executive. At Harrah’s Entertainment, Inc., he served in several capacities from 1982 to 1995, last as President and Chief Operating Officer of Harrah’s Nevada. From January 2000 to June 2000, Mr. Phillips served as interim Chief Executive Officer with Viejas Enterprises in San Diego, California, which operated, among other things, a casino on Native American land. Mr. Phillips has worked in both the private and public sectors and in academia.

Larry Tuntland (age 65) has served as our director since March 1999. Mr. Tuntland has also served, since January 14, 1998, on the board of directors of Media West-RNI, Inc. (a subsidiary of Gannett Newspapers) and since October 1999, has been a member of the Community board of Wells Fargo Bank of Nevada. Mr. Tuntland was a director of Norwest Bank of Nevada from June 1997 until October 1999. Mr. Tuntland had a 36-year career with First Interstate Bank, leaving in September 1996, last serving in the capacity of President.

David R. Grundy (age 55) has served as our director since August 2002. Mr. Grundy is an attorney, practicing primarily in the fields of litigation and business law in Reno, Nevada, with the firm of Lemons, Grundy & Eisenberg. Mr. Grundy has been a principal owner of the firm since 1981, and has served as its president since 1994. From 1997 to 2002, Mr. Grundy served as Chairman of the board of Prospector Gaming Enterprises, Inc., which operated the Gold Ranch Casino west of Reno until its acquisition by us. Mr. Grundy currently serves on the board of ALPS Corporation, a holding company which includes as its largest subsidiary a lawyers’ liability insurance company.

Douglas M. Hayes (age 61) has served as our director since November 2003. Mr. Hayes has been President of Hayes Capital Corporation, an investment banking company, since 1997. Mr. Hayes has held Managing Director positions with A.G. Becker & Co. (1974-1984), Merrill Lynch Capital Markets (1984-1986), and Donaldson, Lufkin & Jenrette (1986-1987). Mr. Hayes currently serves on the boards of Reliance Steel & Aluminum Co., a metals producer company, and Circor International, Inc., a producer of fabricated products; both of which are public companies.

Pete Cladianos III (age 46) has served as our director since November 1985. Mr. Cladianos is Secretary of the Company, a position he has held since August 1984. He served as our Executive Vice President from January 1996 to November 1998. In May 2003, Mr. Cladianos received his Juris Doctorate degree from the University of the Pacific, McGeorge School of Law. Since December 2003, Mr. Cladianos has been associated with the law firm of Zeh, Saint-Aubin & Spoo.

We are not aware of any family relationship between any of the foregoing nominees for director or between any nominee and any executive officer.

INFORMATION RELATING TO THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Independence

The board of directors has determined that each of Jon N. Bengtson, David R. Grundy, Douglas M. Hayes, Louis J. Phillips and Larry Tuntland are independent under the NASDAQ listing requirements.

Meetings and Attendance

The board of directors held four regular meetings and no special meetings during the fiscal year ended June 30, 2005. Each director attended at least 75% of the aggregate number of meetings of the board of directors and all committees on which each served during fiscal 2005 or the portion of the year during which each served as director. The board of directors held four executive sessions during fiscal 2005, which were presided over by Mr. Bengtson, our lead independent director. It is our policy that all of our directors attend the annual meeting in person, absent a personal emergency. All of our then current directors attended all quarterly and annual meetings in fiscal 2005, including the annual shareholder’s meeting.

Committees

The board of directors of the Company has had throughout fiscal 2005 a standing Audit Committee, Compensation and Governance Committee and a Gaming Compliance Committee. Throughout fiscal 2005, the board did not have a standing nominating committee. On November 1, 2004, the board of directors resolved to incorporate all nomination and related business into the Compensation and Governance Committee, which transition of duties will become effective with this 2005 annual meeting. All previous nominations of individuals to serve on our board of directors (including the nominations for this 2005 annual meeting) had been made by the entire board (excluding any non-independent directors), a practice that we had found to be successful.

Audit Committee.    The Audit Committee members are Messrs. Douglas M. Hayes, David R. Grundy and Larry Tuntland, each of who satisfy the “independence” requirements of NASDAQ and the SEC and the other requirements specified in the Audit Committee Charter, including the ability to read and understand fundamental financial statements. The board of directors has determined that Mr. Hayes is a financial expert within the meaning of the SEC rules and has the financial sophistication required by NASDAQ. The Audit Committee’s responsibilities include selecting our independent auditors and approving their fees and other significant compensation, as well as:

•	serving as an independent and objective party to monitor our financial reporting process and internal control systems;

•	reviewing and appraising the audit efforts of our independent auditor and internal auditing department; and

•	providing an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the board of directors.

The board of directors has reviewed, assessed the adequacy of, and approved a formal written charter for the Audit Committee. The complete text of the Audit Committee Charter was set forth as an Appendix to the 2003 Proxy Statement. There were four Audit Committee meetings held during fiscal 2005.

Compensation and Governance Committee.    The Compensation and Governance Committee reviews and suggests executive salaries, recommends awards to be granted under our management incentive bonus plan, administers stock option grants and other equity awards under our equity incentive plan and performs other related functions upon request of the board of directors. Effective as of this annual meeting, the Compensation Committee will also oversee and administer the corporate governance standards of the Company and the nomination process. The members are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are presently Messrs. David R. Grundy, Louis J. Phillips and Larry Tuntland. There were four meetings held during fiscal 2005.

Gaming Compliance Committee.    The Gaming Compliance Committee, as required by the Nevada Gaming Authorities, is intended to assist the board of directors and management in obtaining information necessary to make decisions for hiring certain individuals, regulatory compliance and associations with third parties which may require due diligence. The members are Messrs. Louis J. Phillips, Jon N. Bengtson and Pete Cladianos III. There were four meetings held during fiscal 2005.

Compensation of Directors

Ferenc B. Szony, our President and CEO, does not receive compensation for his services as director. Pete Cladianos III serves as the Company’s Secretary, and receives compensation of $23,000 per annum for such services and does not receive compensation for his service as a director.

The directors who are not employees of the Company (“Independent Directors”) receive as compensation the following:

•	an annual stipend of $5,000, payable in quarterly installments;

•	an additional $5,000 per year, payable in quarterly installments for service as Chairman of the board;

•	an additional $4,000 per year, payable in quarterly installments, for service on a committee of the board; and

•	an additional $2,500 for attendance at each quarterly board of directors meeting.

The Independent Directors are also reimbursed for travel and related and expenses incurred in serving as a director. In the fiscal year ended June 30, 2005, Jon N. Bengtson, Louis J. Phillips, Larry Tuntland, David R. Grundy, and Douglas M. Hayes were paid $24,000, $23,000, $23,000, $23,000 and $19,000, respectively in directors fees. Mr. Phillips also serves as a consultant for the Company for which he was paid $1,275 in fiscal 2005.

Our 2004 Equity Incentive Plan provides for the grant of restricted shares or non-qualified stock options to Independent Directors. Upon initial election or appointment as an Independent Director, the board may grant restricted stock or stock options of up to 25,000 shares. Thereafter, on the date of the each annual meeting of shareholders, each Independent Director receives a grant of restricted shares or stock options at an amount to be determined. All restricted shares and stock options granted vest in full on the first anniversary of the grant date. On November 1, 2004, the date of our 2004 annual meeting, each of Messrs. Bengtson, Phillips, Tuntland, Grundy, and Hayes each received a grant of 7,500 options to purchase common stock at an exercise price of $9.75 per share, the closing price on that date. The Board has determined to award each re-elected Independent Director 3,500 shares of restricted stock on the date of this 2005 annual meeting, which shares will vest in full on the one-year anniversary of the grant date.

Nomination Process

Historically, the board of directors has not had a standing nominating committee because the entire board (excluding any non-Independent Director) has been responsible for nominations of individuals to serve on the board, a practice that we believe has been successful for the Company in the past. On November 1, 2004 the board resolved to incorporate board vacancy or related nomination business into our Compensation and Governance Committee (the “Compensation Committee”), which consist solely of independent directors, which transition of duties will be effective as of this annual meeting. All future nominations will be made by our Compensation Committee members, subject to approval of the board.

Effective with the annual shareholders meeting to be held November 7, 2005 it is the responsibility of the Compensation Committee to identify nominees for election at our annual meetings. The board historically has, and the Compensation Committee intends to, first evaluate the current members of the board of directors willing to continue in service. To the extent the current members have qualifications and skills consistent with the criteria for board service, such members will likely be re-nominated. This was the conclusion of the board in re-nominating the existing directors for election at this 2005 annual meeting. As to new candidates, the Compensation Committee will poll board members and members of management for their recommendations. The Compensation Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts and analysts. The Compensation Committee may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The Compensation Committee will review the qualifications, experience and background of all candidates. The independent directors and executive management will interview final candidates.

Recommendations received by shareholders in accordance with the shareholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the Compensation Committee. The Compensation Committee will consider shareholder suggestions for nominees for directorship and has a policy to consider any candidates recommended by shareholders who have held a minimum of 1% of our outstanding voting securities for at least one year. In order for the Compensation Committee to consider a shareholder nomination, the shareholder must submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the board of directors. The shareholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the shareholder and the candidate regarding the nomination or otherwise. The shareholder must submit proof of Company stockholdings. All communications should be submitted in writing to Pete Cladianos III, Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada, 89501. Recommendations received after 120 days prior to the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting.

Stockholder Communications with the Board of Directors

Shareholders may communicate with our non-management board members by written mail addressed to Pete Cladianos III, Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada, 89501. Shareholders are encouraged to include proof of ownership of our stock in such communications. The Secretary will forward all communications to our Chairman of the board.

Code of Conduct

We have a code of business conduct and ethics for officers, employees and directors, which is available to any person upon request made to Pete Cladianos III, Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada, 89501. The code summarize the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our CEO and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes Oxley Act of 2002. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, controller and persons performing similar functions on our website at www.sandsregency.com as required by the SEC.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent auditors of the Company for the year ended June 30, 2005 and is anticipated to serve as independent auditors for the year ending June 30, 2006. The independent auditors will have a representative at the annual meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

If a shareholder proposes to present a proposal at our 2006 annual meeting, our Secretary must receive the proposal no later than June 2, 2006. Proposals should comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, be addressed to the attention of Pete Cladianos III, Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada, 89501, and should be sent Certified Mail — Return Receipt Requested. We expect to hold the 2006 annual meeting of shareholders on November 6, 2006.

If a shareholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2006 annual meeting or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before August 16, 2006. If the notice is not received by August 16, 2006, it will be considered untimely under Rule 14a-4(c)(1) of the SEC’s proxy rules, and we will have discretionary voting authority under proxies solicited for the 2006 annual meeting with respect to such proposal, if presented at the meeting.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Securities Exchange Act that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Report of the Compensation and Governance Committee of our board of directors, the report of the Audit Committee of our board of directors and the Performance Graph contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Securities Exchange Act. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no other matters, other than those described above, which will be presented for action at the meeting. If any other matters properly come before the meeting, or any adjournment or postponement of the meeting, the people voting the management proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors,

Pete Cladianos III

Secretary

Reno, Nevada

October 3, 2005

REVOCABLE PROXY

THE SANDS REGENT

ANNUAL MEETING OF SHAREHOLDERS — NOVEMBER 7, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Ferenc B. Szony and Rob J. Medeiros, or either of them, with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned to vote all of the shares of capital stock of The Sands Regent that the undersigned is entitled to vote at the annual meeting of shareholders of The Sands Regent, and at any adjournment or postponement thereof, upon the matters described in the Proxy Statement, for the meeting to be held on November 7, 2005, as follows:

(continued and to be signed on the reverse side)

(continued from other side)

PROPOSAL NO. 1

ELECTION OF DIRECTORS:

Nominees for terms expiring in 2005: Jon N. Bengtson, Louis J. Phillips, Larry Tuntland, David R. Grundy, Douglas M. Hayes, Ferenc B. Szony, and Pete Cladianos III.

Before

VOTE FOR all nominees listed above, except vote VOTE WITHHELD from all nominees. You withheld from the following nominees (if any): Must

Returning Please OTHER Detach

FOR AGAINST ABSTAIN I DO DO NOT

In their discretion on any other matter that may properly come before the meeting or any adjournments thereof.

PLAN TO ATTEND THE ANNUAL MEETING This

Detach

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. it in the Portion

Please check your mailing address as shown on this Revocable Proxy. If it is inaccurate, please correct your address in

Enclosed

the space provided below.

Dated: , 2005 of the Here Envelope Proxy Signature(s)

Card

Signature(s)

Please date this Revocable Proxy and sign exactly as your name appears on your stock certificate. If signing as a fiduciary, please give your full title.